SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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McKesson Corporation

(Name of Registrant as Specified In Its Charter)

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[MCKESSON LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF McKESSON CORPORATION

The 2003 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 30, 2003 at 10:00 a.m. at the Nob Hill Masonic Center, 1111 California Street, San Francisco, California to:

•	Elect two Directors to three-year terms;

•	Ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2004;

•	Consider a stockholder proposal;

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on June 3, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

By Order of the Board of Directors

-s- IVAN D. MEYERSON

Ivan D. Meyerson
Senior Vice President, General Counsel
and Secretary

One Post Street

San Francisco, CA 94104-5296
June 16, 2003

i

ii

PROXY STATEMENT

General Information

Proxies and Voting at the Meeting

The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 30, 2003 (the “Meeting”), and at any adjournment or postponement of the Meeting. This proxy statement includes information about the issues to be voted upon at the Meeting.

On June 16, 2003, the Company began delivering these proxy materials to all stockholders of record at the close of business on June 3, 2003. On the record date, there were approximately 289,577,088 shares of the Company’s common stock outstanding and entitled to vote. You have one vote for each share of common stock you held on the record date, including: shares held directly in your name as the stockholder of record; held for you in an account with a broker, bank or other nominee; or attributed to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).

You can revoke your proxy at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot.

If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card.

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following their instructions.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted FOR:

•	The election of two Directors to three-year terms;

•	Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004;

and AGAINST:

•	The stockholder proposal

We know of no other matters to be presented at the Meeting. If any other matters come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Attendance at the Meeting

If you plan to attend the Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary, One Post Street, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan, the enclosed proxy includes all full shares of common stock held in your dividend reinvestment plan account on the record date for the Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Meeting. The shares represented by abstentions and broker nonvotes (defined below) on filed proxies and ballots will be considered present for quorum purposes. Provided a quorum is present, directors will be elected by a plurality of the votes cast by the holders of the Company’s shares of common stock voting in person or by proxy at the Meeting. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of Directors. The affirmative vote of the holders of the majority of the shares present or represented by proxy is required for the ratification of the appointment of Deloitte & Touche LLP and for the approval of the stockholder proposal. Abstentions for these matters will be treated as votes cast on a particular matter. Broker nonvotes will not be treated as votes cast on any of these matters. Generally broker nonvotes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and instructions are not given.

Profit-Sharing Investment Plan

Participants in the Company’s PSIP have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate PSIP voting instruction card for that purpose. Shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted. The PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of common stock held in the leveraged employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received.

List of Stockholders

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, during ordinary business hours, at our principal executive offices at One Post Street, San Francisco, California, by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended March 31, 2003 are available on our website at www.mckesson.com. Instead of receiving future copies of the Annual Report on Form 10-K and the Proxy Statement by mail, stockholders can elect to receive an e-mail which will provide electronic links to these documents.

Stockholders of Record: If you vote using the Internet, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, Proxy Statement and voting form when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: http://www.econsent.com/mck. The proxy card also contains a consent to receive these documents electronically.

Beneficial stockholders: If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive copies of the Annual Report on Form 10-K and the Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service or contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by e-mail at investors@mckesson.com.

PROPOSALS TO BE VOTED ON

Item 1.     Election of Directors

The Board of Directors (the “Board”) is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Directors hold office until the end of their terms and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting. The Board is not aware that any nominee named in the proxy statement will be unwilling or unable to serve as a director. Neither Tully M. Friedman, a director of the Company since 1992, nor Carl E. Reichardt, a director of the Company since 1996, are standing for re-election. Effective upon the expiration of their terms, the Board will amend the Company’s Restated By-Laws to provide that the authorized number of directors shall be eight.

The terms of office of the directors designated as nominees will expire at the 2003 annual meeting. The Board has nominated each of the nominees for re-election for a three-year term that will expire at the annual meeting to be held in 2006, and until their successors are elected and qualified.

The following is a brief description of the age, principal occupation for at least the past five years and major affiliations of each of the nominees and the continuing directors.

Nominees

The Board of Directors recommends a vote FOR all Nominees.

ALTON F. IRBY III

Partner, Tricorn Partners LLP

Mr. Irby, age 62, is a founding partner of Tricorn Partners LLP, a privately held investment bank. He was a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, has been Chairman of Cobalt Media Group since January 2000 and was Chairman of HawkPoint Partners, from 1997 until 2000. He was co-founder of J.O. Hambro Magan Irby Holdings from 1988 until 1997. He also serves as a director of City Capital, Inc. and Penumbra Ltd. Mr. Irby has been a director of the Company since 1999. He is a member of the Compensation and Finance Committees.

JAMES V. NAPIER

Chairman of the Board, Retired, Scientific-Atlanta, Inc.

Mr. Napier, age 66, retired as Chairman of the Board, Scientific-Atlanta, Inc., a cable and telecommunications network company, in November 2000. He had been the Chairman of the Board since 1993. He is also a director of Engelhard Corporation, Personnel Group of America,

Inc., Vulcan Materials Company, Intelligent Systems, Inc. and WABTEC Corporation. Mr. Napier has been a director of the Company since 1999. He is a member of the Audit Committee.

Directors Continuing in Office

Directors Whose Terms will Expire in 2005

MARIE L. KNOWLES

Executive Vice President, Chief Financial Officer, Retired, ARCO

Ms. Knowles, age 56, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. From 1993 until 1996 she was Senior Vice President of ARCO and President, ARCO Transportation Company. She joined ARCO in 1972. Ms. Knowles is a director of URS Corporation, and Phelps Dodge Corporation. She is a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is a member of the Audit and the Finance Committees.

JANE E. SHAW

Chairman of the Board and Chief Executive Officer, Aerogen, Inc.

Dr. Shaw, age 64, has been Chairman of the Board and Chief Executive Officer of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, since 1998. She is a director of Boise Corporation and Intel Corporation. Dr. Shaw has been a director of the Company since 1992. She is Chairman of the Audit Committee and a member of the Committee on Directors and Corporate Governance.

RICHARD F. SYRON

Executive Chairman, Thermo Electron Corporation

Mr. Syron, age 59, has been Executive Chairman of Thermo Electron Corporation, a company that develops, manufactures and sells technology-based instrument systems, components and solutions to monitor, collect and analyze data, since November 2002 and Chairman of the Board since January 2000. He was Chief Executive Officer at Thermo Electron from June 1999 until November 2002, and President from June 1999 to July 2000. From April 1994 until May 1999, Mr. Syron was the Chairman and Chief Executive Officer of the American Stock Exchange Inc. He is a member of the Board of Governors of the American Stock Exchange and is a director of John Hancock Life Insurance Company, John Hancock Financial Services, Inc., and Nabors Industries, Inc. He has been a director of the Company since March 2002. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Directors Whose Terms will Expire in 2004

JOHN H. HAMMERGREN

Chairman of the Board President and Chief Executive Officer

Mr. Hammergren, age 44, was named Chairman of the Board effective July 31, 2002 and was named President and Chief Executive Officer of the Company effective April 1, 2001. He was Co-President and Co-Chief Executive Officer of the Company from July 1999 until April 2001. He was Executive Vice President of the Company and President and Chief Executive Officer of the Supply Management Business from January 1999 to July 1999; Group President, McKesson Health Systems from 1997 to 1999 and Vice President of the Company since 1996. He has been a director of the Company since 1999.

M. CHRISTINE JACOBS

Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation

Ms. Jacobs, age 52, has been Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation, a cancer treatment products manufacturing and distributing company, since 1998. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. She is a director of Landauer, Inc. Ms. Jacobs has been a director of the Company since 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

ROBERT W. MATSCHULLAT

Private Equity Investor

Mr. Matschullat, age 55, was Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. from 1995 to 2000. Previously he was head of worldwide investment banking for Morgan Stanley & Co. Incorporated and from 1992 to 1995 was a director of Morgan Stanley Group. Mr. Matschullat is a director of The Clorox Company and The Walt Disney Company. He has been a director of the Company since October 2002. He was recently named Chair of the Finance Committee and a member of the Audit Committee.

Corporate Governance Matters

The Board of Directors is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities of the Company’s business and affairs consistent with the highest principles of business ethics, and meeting the corporate governance requirements of both federal law and the New York Stock Exchange. Some of the recent steps the Board has taken to fulfill this commitment include: adopting revised Charters for its Audit and Compensation Committees and its Committee on Directors and Corporate Governance, adopting independence standards for its members and adopting Corporate Governance Guidelines, all as described more fully below.

The Board, Board Meetings and Committees

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. Its goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and other individuals and organizations who depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of ten members, all of whom are independent with the exception of the Chairman. The Company has, for many years, had standing committees, currently the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees has a written charter approved by the Board. The Charters of the Audit and Compensation Committees and the Committee on Directors and Corporate Governance were each amended by the Board effective May 28, 2003 to reflect the new and proposed requirements of the Securities and Exchange Commission and the New York Stock Exchange (the “Applicable Rules”). Each of those revised charters is attached to this Proxy Statement. All of the members of the committees are independent. The members of each standing committee are elected by the Board each year for a term of one year or until his or her successor is elected. The members of the committees are identified in the table below.

Corporate
Director	Audit	Compensation	Governance	Finance

Tully M. Friedman		Chair		X

Alton Irby III		X		X

M. Christine Jacobs		X	X

Marie L. Knowles	X			X

Robert W. Matschullat	X			Chair

James V. Napier	X

Carl E. Reichardt	X	X	Chair

Jane E. Shaw	Chair		X

Richard F. Syron		X	X

The Audit Committee met 8 times during the fiscal year ended March 31, 2003 (“FY 2003”). The Audit Committee is responsible for, among other things, reviewing the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements; reviewing with financial management and the independent auditor the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent auditor; monitoring the independence and evaluating the performance of the independent auditor; approving the fees to be paid to the independent auditor; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent auditor; at least annually reassessing the adequacy of the Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s auditing and accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; performing such other activities and considering such other matters, within the scope of its responsibilities, as the Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Committee, as reflected in its charter, are intended to be in accord with the Applicable Rules.

The Compensation Committee met 5 times during FY 2003. The Compensation Committee has responsibility for administering a compensation program for managerial level employees; the stock plans and certain incentive plans and oversight for other incentive plans; reviewing and approving compensation and other terms and conditions of employment for corporate officers at the Senior Vice President level and above; evaluating the President and CEO’s performance with the other non-employee directors of the Board; recommending to the Board a successor in the event of a vacancy; and, under its revised Charter, setting the compensation and terms and conditions of employment of the Chairman of the Board and the President and CEO.

The Committee on Directors and Corporate Governance met 2 times during FY 2003. This committee has responsibility for recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and committee composition; and advising the Board regarding director compensation and administering the directors’ equity plan.

In evaluating candidates for the Board of Directors, the Committee on Directors and Corporate Governance seeks highly qualified individuals with integrity and character from diverse backgrounds and of proven judgment and competence that are outstanding in their chosen fields. It also considers factors such as education, experience, geographic location, anticipated participation in the Board activities and special talents or personal attributes. Stockholders who wish to suggest qualified candidates to the Committee on Directors and Corporate Governance should write to the Secretary of the Company at One Post Street, San Francisco, CA 94104, stating in detail the candidate’s qualifications for consideration by the Board. A stockholder who wishes to nominate a director must comply with certain procedures set forth in the Company’s Restated By-Laws.

The Finance Committee met once during FY 2003. The Finance Committee has responsibility for reviewing the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; approving the principal terms and conditions of securities that may be issued by the Company; and approving the terms and conditions of certain acquisitions in core business areas, including the consideration to be used in such transactions.

During FY 2003, the Board of Directors met 8 times. No director attended fewer than 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company.

Corporate Governance Guidelines

The Board for many years has had Directorship Practices reflecting sound corporate governance practices and, in response to the recent New York Stock Exchange listing requirements, has approved and adopted new Corporate Governance Guidelines which address matters including, among others: Director qualification standards; Director responsibilities; Director access to management and, as necessary and appropriate, independent advisors; Director compensation; Director orientation and continuing education; management succession and an annual performance of the Board. The Committee on Directors and Corporate Governance is responsible for overseeing the Guidelines and assessing their adequacy. The Corporate Governance Guidelines are attached to this proxy statement as Attachment A.

Director Independence

The Corporate Governance Guidelines include director independence standards. Under the Governance Guidelines, the Board must have a majority of directors who meet the applicable criteria for independence required by the New York Stock Exchange. The Board must determine, based on all of the relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. The Board has established guidelines to assist it in making a determination of director independence and has determined that each of the current directors is independent, with the exception of Mr. Hammergren.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without management on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions and the position rotates annually among the committee chairs. You may communicate with the Presiding Director by sending an e-mail to presidingdirector@mckesson.com or to the Presiding Director, McKesson Corporation c/o the Corporate Secretary’s Office, One Post Street, San Francisco, California 94104.

Director Compensation

The Company believes that compensation for independent directors should be competitive and should encourage increased ownership of the Company’s stock.

The compensation for each non-employee director of the Company includes an annual retainer, and meeting fees. Committee Chairs receive an additional annual retainer. In January 2003, the Committee on Directors and Corporate Governance and the Board reviewed and revised directors’ cash compensation, which had not been changed since 1996, in recognition of their increased responsibilities in recent years. Beginning in January 2003, the annual retainer was increased from $27,500 to $40,000; meeting fees were increased from $1,000 to $1,500 for each Board or Finance, Compensation, or Governance Committee meeting attended and $2,000 for each Audit Committee meeting attended. Committee Chairs’ annual retainer was increased from $3,000 to $5,000 for the Finance, Compensation and Governance Committees and $15,000 for the Audit Committee.

Under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, each director is required to defer 50% of his or her annual retainer into either Restricted Stock Units (“RSUs”) or Nonqualified Stock Options (“Options”). Each director may also defer the remaining 50% of the annual retainer into RSUs, Options or into the Company’s deferred compensation plan (“DCAP II”), or may elect to receive cash. Meeting fees may be deferred into RSUs or DCAP II or may be paid in cash. Directors are also paid their reasonable expenses for attending Board and committee meetings.

Currently, each January directors are also granted an Option for 7,500 shares (reduced in January 2003 from 10,000 shares) of the Company’s common stock. The Options are granted at fair market value on the date of grant, vest in one year, and have a term of ten years.

Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Indemnity Agreements

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law. See Certain Legal Proceedings at page 23.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2002, unless otherwise noted, information regarding ownership of the Company’s outstanding common stock, by any entity or person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

Wellington Management Company, LLP 75 State Street Boston, MA 02109	40,749,801(1)	14.000
Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	17,396,970(2)	6.090
FMR Corp. 82 Devonshire Street Boston, MA 02109	16,343,528(3)	5.608
JP Morgan Chase
as Trustee for the McKesson Corporation Profit-Sharing Investment Plan 270 Park Avenue New York, NY 10017	15,708,212(4)	5.409
Janus Capital Management LLC 100 Fillmore Street Denver Colorado 80206	15,110,239(5)	5.200

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) by Wellington Management Company, LLP, as investment adviser, and reports shared voting power with respect to 22,548,933 shares and shared dispositive power with respect to 40,749,801 shares.

(2)	This information is based on a Schedule 13G filed with the SEC by Legg Mason, Inc. and reports shared voting power and dispositive power with respect to 17,396,970 shares.

(3)	This information is based upon a Schedule 13G filed with the SEC by FMR Corp. and reports voting and dispositive power as follows: Fidelity Management Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp, is the beneficial owner of 15,083,703 shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 1,115,049 shares. Edward C. Johnson 3d, and FMR Corp, through their control of Fidelity and the Fidelity Funds, each has sole dispositive power with respect to 15,083,703 shares, and Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power with respect to 1,115,049 shares and sole voting power with respect to 959,249 shares and no voting power with respect to 155,800 shares. Fidelity International Limited, Pembroke Hall, 42 Crowe Lane, Hamilton, Bermuda is the beneficial owner of 40,000 shares.

(4)	This information reports shares held in trust for the benefit of participants in the McKesson Corporation Profit-Sharing Investment Plan, for which JPMorgan Chase is a Trustee.

(5)	This information is based on a Schedule 13G filed with the SEC by Janus Capital Management LLC and reports that it is the beneficial owner of 15,110,239 shares, with sole voting power with respect to 14,810,790 shares, shared voting power with respect to

299,449 shares and sole dispositive power with respect to 14,810,790 shares and shared dispositive power with respect to 299,449 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of June 1, 2003, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by (i) each Named Executive Officer, as defined on page 15 (ii) each director and (iii) all directors and executive officers as a group. The table also includes the number of shares subject to outstanding options to purchase common stock of the Company which are exercisable within 60 days of June 1, 2003.

	Shares of Common Stock		Percent of
Name of Individual	Beneficially Owned(1)		Class

Tully M. Friedman	92,407	(2)(3)(4)(5)	*
William R. Graber	444,447	(4)(6)	*
John H. Hammergren	4,128,293	(4)(6)	1.426%
Alton F. Irby III	130,053	(4)	*
M. Christine Jacobs	66,505	(2)(4)	*
Paul C. Julian	1,009,272	(4)(6)	*
Graham O. King	1,286,908	(4)(6)	*
Marie L. Knowles	9,291	(2)(4)	*
Robert W. Matschullat	10,695	(4)	*
Ivan D. Meyerson	912,562	(4)(6)(7)	*
James V. Napier	141,105	(2)(4)	*
Carl E. Reichardt	78,056	(2)(4)(5)	*
Jane E. Shaw	78,689	(2)(3)(4)(5)	*
Richard F. Syron	13,613	(2)(4)	*
All Directors and Executive Officers as a group (18 Persons)	8,534,850	(2)(4)(5)(6)	2.948%

*	Less than 1%

(1)	Represents shares held as of June 1, 2003 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of common stock owned by each director or executive officer represents less than 1% of the outstanding shares of such class, with the exception of Mr. Hammergren who owns 1.426%. All directors and executive officers as a group own 2.948% of the outstanding shares of common stock.

(2)	Includes restricted stock units accrued under the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, and the 1994 Stock Option and Restricted Stock Plan as follows: Mr. Friedman, 7,753 units; Ms. Jacobs, 3,303 units; Ms. Knowles, 387 units; Mr. Napier, 1,434 units; Mr. Reichardt, 7,041 units; Dr. Shaw, 9,821 units and Mr. Syron, 1,212 units and all non-employee directors as a group, 30,951 units. Directors have neither voting nor investment power in respect of such units.

(3)	Includes common stock units accrued under the Directors’ Deferred Compensation Plan, as follows: Mr. Friedman, 646 units; Dr. Shaw, 5,224 units; and those directors as a group 5,870 units. Participating directors have neither voting nor investment power in respect of such units.

(4)	Includes shares that may be acquired by exercise of stock options within 60 days of June 1, 2003 as follows: Mr. Friedman, 68,008; Mr. Graber, 440,833; Mr. Hammergren, 3,718,516; Mr. Irby, 130,053; Ms. Jacobs, 62,202; Mr. Julian, 920,000; Mr. King, 1,246,294; Ms. Knowles, 8,904; Mr. Matschullat, 10,695; Mr. Meyerson, 723,716; Mr. Napier, 121,671;

Mr. Reichardt, 61,015; Dr. Shaw, 53,206; Mr. Syron, 12,401; and all directors and executive officers as a group, 7,690,514.

(5)	Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Mr. Reichardt, 10,000 shares and Dr. Shaw, 10,438 shares; and those directors as a group, 20,438 shares. Also includes 16,000 shares held in a revocable trust established by and for the benefit of Mr. Friedman who is the sole trustee of such trust.

(6)	Includes shares held under the Company’s PSIP as of March 31, 2003, as to which the participants have sole voting but no investment power, as follows: Mr. Hammergren, 2,470 shares; Mr. Julian, 2,500 shares; Mr. King, 736 shares; Mr. Graber, 614 shares; Mr. Meyerson, 13,687 shares; and all directors and executive officers as a group, 20,983 shares.

(7)	Includes 1,400 shares held by Mr. Meyerson as custodian for his minor child and for which beneficial ownership is disclaimed.

Report of the Compensation Committee on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee (the “Committee”) of the Board of Directors, which consists exclusively of non-employee directors. The Committee has sole responsibility for reviewing all aspects of the compensation program for the Company’s executive officers. For FY 2003 the Committee made recommendations to the Board for compensation actions for the CEO and considered and approved compensation actions affecting other executive officers.

The Committee retains an independent compensation consulting firm which assists it in carrying out its responsibilities and its review and analysis of the executive compensation program. Using proprietary databases and identifying participants closely aligned with the Company’s size, lines of business, profitability and complexity as the Company’s peer group, the Committee establishes the parameters for base salary, short-term cash and long-term compensation that are competitive in the market. This peer group includes a broad cross-section of American companies. This report describes the policies and the criteria used by the Committee in establishing the principal components of, and setting the level of compensation for, executive officers.

As reflected elsewhere in this proxy statement, the Board of Directors has recently approved a revised charter for the Compensation Committee which satisfies the new requirements of the New York Stock Exchange. Pursuant to the terms of this Charter, among other things, the Committee will have sole authority to determine compensation for the Company’s executive officers, including the Chief Executive Officer.

The Company’s Philosophy of Executive Compensation

The Company’s executive compensation program is based on the principle of “pay for performance”. The program’s objective is to provide total compensation at competitive levels and incentive compensation that aligns the interests of the Company’s executives with those of its stockholders. To further promote this alignment, the Committee has established executive stock ownership guidelines for the CEO, other senior officers and participants in the Long-Term Incentive Plan. Under these guidelines, executives are expected to reach levels of ownership of Company stock equal in value to specified multiples of their base pay.

Base salary and annual bonuses for executive officers are targeted at approximately the median level for executive officers at companies similar in size, complexity or lines of business to McKesson Corporation. The long-term compensation program is designed to achieve competitive total compensation and to enhance shareholder value by linking a large part of executive officers’ compensation directly to the Company’s long-term performance.

Many factors enter into the Committee’s deliberations on the appropriate levels of short- and long-term compensation for individual executive officers. The factors include the Company’s performance as measured against financial and nonfinancial targets approved by the Committee at the beginning of each fiscal year; the individual performance of each executive officer; the overall competitive environment for executives and the level of compensation needed to attract, retain and motivate executive talent. The recommendations of the independent compensation consulting firm as well as surveys supplied by other independent professional compensation consultants provide the quantitative basis for the Committee’s decisions.

Components of Compensation

The Company’s executive compensation program consists of base salary, a short-term incentive plan and long-term incentives (stock options, restricted stock and cash). The Committee’s objective is a competitive program with an appropriate mix of short-term and long-term compensation weighted toward long-term, performance-based incentives.

Base Pay

Base salary is reviewed annually. Actual base salary is driven by individual performance, competitive practices and level of responsibility. Salary increases for FY 2003 reflected the Committee’s determination that base salary levels should be increased, in certain cases, to recognize increased responsibilities and to remain competitive at the median levels of targeted companies. However, in view of the current economic climate, the Committee determined that for the current fiscal year ending March 31, 2004, the base salary levels for executive officers, including Mr. Hammergren, would remain unchanged.

Short-Term Incentives

Under the Company’s short-term incentive plan (the “Management Incentive Plan” or “MIP”), individual target awards are set as a percentage of the executive’s base salary and vary by level of responsibility. The target awards are designed to be competitive with those set for executive officers at companies in the Company’s executive compensation comparator group. Annual MIP awards can range from zero to three times the executives’ target awards and are determined by the Company’s and/or individual business unit’s performance versus pre-established objectives. The actual awards may be reduced from the maximums established by the foregoing procedure by the Committee exercising “negative discretion” in accordance with regulations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) with respect to this type of plan.

Long-Term Incentives

The Company’s long-term incentive program has three components: a stock option component, a cash component and a restricted stock component. Under this program:

•	participants are granted nonqualified stock options to purchase shares of the Company’s common stock at fair market value;

•	the Committee establishes a target cash award for each participant under the Long-Term Incentive Plan (“LTIP”), the cash component of the long-term incentive program which is adjusted to reflect actual achievement against financial targets;

•	participants are granted shares of restricted stock in years when the Company meets or exceeds financial targets associated with the MIP awards. Such grants are performance based, vest in three years and are determined as a percentage of the total MIP award approved by the Committee. Such grants add a strong retention component to the short-term incentive program while further focusing participants on increasing shareholder value. Based on the Company’s performance during FY 2003, awards of restricted stock were granted to certain of the Named Executive Officers in May, 2003, and are reflected in the Summary Compensation Table. Restricted stock has also been used by the Company with the approval of the Committee on an individual basis for the purpose of attracting and/or retaining key employees.

Under the Company’s LTIP, target amounts for key senior executives, including the Named Executive Officers, were established during FY 2003, which target amounts are reflected in the table “Long-Term Incentive Plan Awards in the Last Fiscal Year”. These target amounts were established to modify the mix of long-term incentives and were designed to enhance the participants’ focus on three key drivers of shareholder value – Earnings Per Share (“EPS”), Return on Committed Capital (“ROCC”) and Total Shareholder Return (“TSR”). These target amounts were granted subject to a three year performance cycle and payments, if any, will occur after the close of FY 2005.

Payments under the LTIP were made to certain Named Executive Officers reflecting awards that had been granted for the period April 1, 2000 through March 31, 2003 which payments are reflected in the Summary Compensation Table. These payments reflected the fact that the Company met or exceeded its financial targets over that performance period.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to Named Executive Officers unless the compensation is “performance based” within the meaning of that Section and regulations thereunder. The MIP, previously approved by stockholders, meets the requirement of a performance-based pay program within the meaning of Section 162(m). Proceeds from stock options granted under the 1994 Stock Option and Restricted Stock Plan (the “1994 Plan”), which was also approved by stockholders, are also “performance-based” and are eligible for an exception to the deduction limitation. The restricted stock component of the long-term incentive program described above also meets the requirement of being performance-based and, when granted under the 1994 Plan, is eligible for an exception to the deduction limitation.

The Committee’s intention is and has been to comply with the requirements of Section 162(m) unless the Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders.

Compensation of the Chief Executive Officer

Under Mr. Hammergren’s leadership, the Company achieved its third consecutive year of strong overall financial performance. In FY 2003 the Company’s total revenues, earnings per share and return on equity all increased sharply. Pharmaceutical Solutions continued its strong revenue growth and operating margin expansion. Information Solutions software sales and operating profit grew substantially. Medical-Surgical Solutions stabilized its operations under new management.

During FY 2003, Mr. Hammergren introduced a “One McKesson” strategy in the marketplace with significant success. Under this strategy, McKesson positions itself with customers to offer a full suite of integrated solutions to business problems in the health care industry versus a series of individual products offered independently. These solutions provide customers with practical solutions to the challenges of improving the cost and quality of health care.

Mr. Hammergren successfully continued the process of thoroughly reviewing the performance and potential of the top layers of management of the Company. This ongoing process has resulted in a clear understanding of management development needs and identification of those executives prepared to assume greater responsibility and a more senior role in the management of the Company.

It is the Committee’s view that under Mr. Hammergren’s leadership, the Company continues to make significant improvements and progress in the critical areas of Customer Success, Employee Success, Operating Success and Financial Success. Accordingly, the Committee believes that the total compensation package for the Chief Executive Officer for FY 2003, as reflected in the Summary Compensation Table that follows, was based on an appropriate balance of the Company’s performance, his own performance and competitive practice.

Compensation Committee of the Board

Tully M. Friedman, Chairman
Alton F. Irby III
M. Christine Jacobs
Carl E. Reichardt
Richard F. Syron

Executive Compensation

The following table discloses compensation earned by the Chairman, President and CEO as well as the Company’s four other most highly paid executive officers (the “Named Executive Officers”) for the three fiscal years ended March 31, 2003:

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
		Salary	Bonus	sation	Award(s)	SARs	Payouts	sation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)	($)(4)

John H. Hammergren	2003	991,260	2,500,000	131,512	1,250,000	550,000	4,125,000	345,915
Chairman, President and	2002	947,596	3,000,000	50,000	0	800,000	1,250,000	217,286
Chief Executive Officer	2001	823,556	2,300,000	119,028	0	450,000	0	72,499
William R. Graber	2003	489,018	530,000	181,703	0	30,000	1,350,000	28,849
Senior Vice President and	2002	469,615	625,000	140,000	0	70,000	0	15,874
Chief Financial Officer(5)	2001	450,000	520,000	301,839	0	75,000	0	5,088
Paul C. Julian	2003	595,542	850,000	126,290	425,000	300,000	2,000,000	123,731
Senior Vice President and	2002	573,558	1,000,000	75,000	0	450,000	0	97,150
President, McKesson Supply	2001	447,436	1,000,000	177,972	0	200,000	0	40,222
Solutions
Graham O. King	2003	664,988	385,000	152,047	0	20,000	1,800,000	30,993
Senior Vice President and	2002	651,890	700,000	164,488	0	60,000	0	27,004
President, McKesson	2001	638,000	800,000	142,533	0	125,000	0	8,139
Information Solutions(5)
Ivan D. Meyerson	2003	419,018	420,000	—	134,000	60,000	1,110,000	65,139
Senior Vice President,	2002	399,423	510,000	—	0	86,000	375,000	75,682
General Counsel and	2001	370,000	560,000	—	0	75,000	0	41,981
Secretary

(1)	Represents the Named Executive Officers’ bonus awards under the MIP for FY 2003 that were either paid in cash or deferred at the executive’s election under DCAP II.

(2)	For FY 2003, Other Annual Compensation includes for Messrs. Hammergren, Graber and Julian, annual housing assistance payments of $50,000, $140,000 and $75,000 respectively, described under “Indebtedness of Executive Officers”; and for Mr. King, travel and living expense payments of $60,300 in connection with his principal place of business in Alpharetta, Georgia.

(3)	The number and value of the aggregate restricted stock holdings of the Named Executive Officers on March 31, 2003 were as follows: Mr. Hammergren — 200,000 shares, $4,986,000; Mr. Julian — 40,000 shares, $997,200; Mr. King — 25,000 shares, $623,250; and Mr. Meyerson — 60,000 shares, $1,495,800. On May 28, 2003, Mr. Hammergren was granted 41,487 shares of restricted stock and on May 27, 2003 Mr. Julian was granted 14,115 shares and Mr. Meyerson was granted 4,450 shares, as a result of the Company having met or exceeded financial targets under the Company’s MIP for FY 2003, as described in the Report of the Compensation Committee. The executives receive dividends on their shares of restricted stock.

(4)	For FY 2003, includes the aggregate value of (i) the Company’s stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the “Code”), allocated to the accounts of the Named Executive Officers as follows: Mr. Hammergren $13,914; Mr. Graber $7,150; Mr. Julian $14,794; Mr. King $6,160; and Mr. Meyerson $23,897; (ii) employer matching contributions under the Supplemental PSIP, an unfunded nonqualified plan established because of limitations on annual contributions contained in the Code, as follows: Mr. Hammergren $88,079; Mr. Julian

$12,707; Mr. King $19,623; and Mr. Meyerson $29,675; (iii) above market interest accrued on deferred compensation as follows: Mr. Hammergren $243,922; Mr. Graber $21,699; Mr. Julian $96,230; and Mr. Meyerson $11,567; and (iv) a $5,210 life insurance premium paid by the Company for the benefit of Mr. King.

(5)	Mr. King, age 63, has announced plans to retire from the Company effective March 31, 2004, and Mr. Graber, age 60, has announced plans to retire from the Company effective April 30, 2004.

The following table provides information on stock option grants during FY 2003 to the Named Executive Officers:

Option/ SAR Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(#)(1)(2)	Fiscal 2003	($/Sh)	Date	($)(3)

John H. Hammergren	275,000	3.95%	32.92	7/30/12	3,619,193
	275,000	3.95%	28.60	1/28/13	3,144,240
William R. Graber	30,000	0.43%	32.92	7/30/12	394,821
Paul C. Julian	150,000	2.16%	32.92	7/30/12	1,974,105
	150,000	2.16%	28.28	1/27/13	1,695,855
Graham O. King	20,000	0.29%	32.92	7/30/12	263,214
Ivan D. Meyerson	30,000	0.43%	32.92	7/30/12	394,821
	30,000	0.43%	28.28	1/27/13	339,171

(1)	No options were granted with SARs and no freestanding SARs have ever been granted. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2)	The option exercise price of the indicated options was 100% of the fair market value on the date of grant. Messrs. Hammergren, Julian and Meyerson’s options become exercisable in installments of 25% on each of the first, second, third and fourth anniversaries of the date of grant and expire ten years after the date of the grant. Mr. King’s option becomes 100% exercisable on March 30, 2004. Mr. Graber’s option becomes exercisable in installments of 50% on January 1, 2004 and 50% on March 31, 2005.

(3)	In accordance with SEC rules, a Black-Scholes option-pricing model was chosen to estimate the grant date present value for the options set forth in this table. The assumptions used in calculating the reported value included: an option term of 7 years; a dividend yield of 0.59%; stock volatility of 34.5%; and a risk-free interest rate of 3.4%. The Company does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near this value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

The following table provides information on the value of each of the Named Executive Officers’ stock options at March 31, 2003:

Aggregated Option/SAR Exercises in the Last Fiscal Year

and Fiscal Year-End Option/SAR Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised In
	Shares		Options/SARs at	the Money Options/SARs
	Acquired	Value	March 31, 2003(#)	at March 31, 2003($)(1)
	On Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

John H. Hammergren	0	0	3,643,516 / 1,950,000	982,688 / 327,563
William R. Graber	0	0	433,333 / 241,667	1,333,125 / 444,375
Paul C. Julian	0	0	857,500 / 862,500	1,040,588 / 327,563
Graham O. King	0	0	1,246,294 / 312,350	559,662 / 136,484
Ivan D. Meyerson(2)	83,924	1,851,363	717,216 / 230,750	957,938 / 81,891

(1)	Calculated based upon the fair market value share price of $24.93 on March 31, 2003, less the price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

(2)	Mr. Meyerson exercised expiring stock options for 83,924 shares by means of a stock swap, and retained 40,321 shares, (which shares are reflected in the Security Ownership of Directors and Executive Officers table on page 10) after surrendering 43,603 shares for the payment of the exercise price and taxes due on the transaction.

The following table provides information regarding target awards made under the Long-Term Incentive Plan for the Named Executive Officers during FY 2003.

Long-Term Incentive Plan Awards in the Last Fiscal Year

		Estimated Future Payouts Under
	Performance or	Non-Stock Price-Based Plans(1)
	Other Period
	Until Maturation	Threshold	Target	Maximum
Name	or Payout	($)	($)	($)

John H. Hammergren	Three Years	$0	$3,600,000	$10,800,000
William R. Graber	Three Years	$0	$750,000	$2,250,000
Paul C. Julian	Three Years	$0	$1,400,000	$4,200,000
Graham O. King	Three Years	$0	$0	$0
Ivan D. Meyerson	Three Years	$0	$400,000	$1,200,000

(1)	The table above represents potential payouts of cash awards, if earned, upon completion of the three-year incentive period beginning April 1, 2002 and ending March 31, 2005. The amounts, if any, paid under the plan will be determined based on the Company’s performance against goals established by the Compensation Committee for growth in EPS, the 12-month trailing ROCC and TSR versus the S&P 500. No awards will be paid if the specified minimum performance objectives are not met.

Stock Price Performance Graph

The following graph compares the cumulative total stockholder return on the Company’s common stock for the periods indicated with the Standard & Poor’s 500 Index and the Value Line Health Care Sector Index (composed of 167 companies in the health care industry, including the Company). The decline in the Company’s stock price depicted in the performance graph in calendar 1999 reflects the effects of the Company’s announcements beginning in April 1999 that the Company would restate its financial results for the fourth quarter and fiscal year ended March 31, 1999. See Certain Legal Proceedings at page 23.

Five Year Cumulative Total Return*

	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02	3/31/03

McKesson Corporation	$100.00	$114.93	$36.91	$47.63	$67.08	$45.12
S&P 500 Index	$100.00	$118.28	$138.22	$107.03	$105.83	$78.23
Value Line HealthCare
Sector Index	$100.00	$125.03	$114.50	$131.27	$132.77	$108.09

*	Assumes $100 invested in McKesson Common Stock and in each index on March 31, 1998 and that all dividends are reinvested.

Employment Agreements, Executive Severance Policy and Termination of Employment and Change in Control Arrangements

Employment Agreements

The Company has entered into an employment agreement (“Agreement”) with each of Messrs. Hammergren, Julian and King that provides for, among other things, the term of employment, compensation and benefits payable during the term of the Agreement as well as for specified payments in case of termination of employment. In each case, the Agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers.

The Company entered into an Amended and Restated Agreement with John H. Hammergren effective as of June 21, 1999, replacing his prior employment agreement with the Company. The term of the Amended and Restated Agreement shall expire March 31, 2004, and provides that the term will be automatically extended by one year on March 31, 2004, and each anniversary thereof, unless either party gives notice that such term will not be so extended. The Agreement provides for an annual base salary of at least $750,000 and such additional incentive compensation, if any, as may be determined by the Board of Directors; provided that, any incentive compensation awarded to him under the Company’s MIP shall be calculated using an Individual Target Award of 100% (subsequently amended to 135%) of base salary. In addition, he was granted options to purchase 2 million shares of Company common stock at an exercise price of $29.8125 per share. In addition, the Agreement provides that, in the event the Company terminates him without “Cause”, or he terminates for “Good Reason” (as defined in the Agreement) or the Company elects not to extend the term of the Agreement, he will be entitled to (A) receive payment of his then base salary and incentive compensation for the remainder of the term of the Agreement, but in no event for less than two years; (B) continued monthly automobile allowance and participation in the DCAP II for the term of the Agreement; (C) continued accrual and vesting in his rights and benefits under the Executive Survivor Benefits Plan (“ESBP) and the Executive Benefit Retirement Plan (“EBRP”), calculated on the basis of his receiving (i) Approved Retirement commencing on the expiration of the Agreement and (ii) with respect to the EBRP, a benefit calculated on the basis of 60% of Average Final Compensation then specified in the EBRP without any reduction for early retirement (see “Pension Benefits”); (D) lifetime coverage under the Company’s Executive Medical Plan and financial counseling program, as well as lifetime office space and secretarial support; (E) accelerated vesting of all his stock options and restricted stock; and (F) with respect to LTIP awards, receive such awards on a pro-rata basis in accordance with the terms and conditions applicable to Approved Retirement with the exception that the “Service-based Portion of the Target Award,” if any, shall be paid as if the executive continued employment throughout the performance period. In the event such termination occurs within two years following a Change in Control (as defined in the Amended and Restated Agreement), he will be entitled to a gross-up payment to cover the excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code.

The Company entered into an Agreement with Paul C. Julian, effective as of August 1, 1999 which Agreement was amended in 2000. The term of the Agreement shall expire March 31, 2004. The Agreement provides for an annual base salary of at least $500,000 and such additional compensation, if any, as may be determined by the Board of Directors; provided that, any incentive compensation awarded to him under the Company’s MIP shall be calculated using an Individual Target Award of 75% of base salary. In addition, Mr. Julian was granted options to purchase 200,000 shares of Company common stock with an exercise price of $29.8125 per share. The Agreement provides that, in the event the Company terminates him without “Cause”, or he terminates for “Good Reason,” as defined in the Agreement, the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer during such term; (B) consider him for a bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his automobile allowance and Executive Medical Plan benefits until the expiration date of the Agreement; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of the Agreement for purposes of the EBRP, ESBP and the 1994 Stock Option and Restricted Stock Plan.

The Company entered into an Agreement with Graham O. King effective as of June 21, 1999. The term of the Agreement shall expire the earlier of March 31, 2004 or the date that Mr. King shall have been granted “Approved Retirement” status under the Company’s EBRP. The Company has announced that Mr. King plans to retire effective March 31, 2004. The Agreement provides for an annual base salary of at least $580,000, a retention payment of $2.5 million, payable in two installments of $1.25 million, plus such additional incentive compensation, if any, as may be determined by the Board; provided that any compensation awarded to Mr. King under the Company’s MIP shall be calculated using an Individual Target Award of 75% of base salary. Mr. King was granted a nonqualified option to purchase 1 million shares of the Company’s common stock, with an exercise price of $29.8125 per share. With respect to Mr. King’s participation in the EBRP and ESBP, the Chief Executive Officer shall recommend to the Board that he be granted Approved Retirement upon the satisfaction of certain requirements, and if Mr. King accrues 5 years of actual service credit pursuant to the EBRP and the ESBP, he shall be granted additional service credit for prior service with HBO & Company and a previous employer. The Agreement provides that in the event the Company terminates him without “Cause” or he terminates for “Good Reason,” as defined in the Agreement, the Company shall (A) continue his then base salary, reduced by any compensation he receives from a subsequent employer during such term; (B) consider him for a bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his automobile allowance, financial planning allowance and Executive Medical Plan benefits until the expiration of the Agreement; and (D) continue the accrual and vesting of his rights, benefits and existing awards for purposes of the EBRP, ESBP, and the 1994 Stock Option and Restricted Stock Plan.

The Company may terminate any of the executives, under the terms of their respective Agreements, for “Cause” (as defined in each Agreement) in which case the Company’s obligations under the Agreements cease.

In the event any executive is prevented from performing his duties under his respective Agreement due to a disability, the Company shall continue to pay the current salary during the period of disability, provided however that if the executive is continuously disabled for more than 12 months, the Company’s obligations under the Agreement cease. In the event of death of the executive during the term of the Agreement, his salary will continue to be paid to his surviving spouse for six months following the death and thereafter the Company’s obligations under the Agreement cease.

Executive Severance Policy

The Company has an Executive Severance Policy (the “Policy”), which applies in the event an executive officer is terminated by the Company for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Company. The benefit payable to executive officers under the Policy is equal to 12 months’ base salary plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted “approved retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Policy.

Termination of Employment and Change in Control Arrangements

The Company has termination agreements in effect with certain of its executive officers, including certain of the Named Executive Officers. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by the Compensation Committee (or by the Board of Directors in the case of the Chief Executive Officer). The agreements are automatically extended for a period of two years following any change in control.

The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Company. Specifically, if following a change in control, the executive officer is terminated by the Company for any reason, other than for “Cause” (as defined in the agreements), or if such executive officer terminates his or her employment for “Good Reason” (as defined in the agreements), then the Company will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her “base amount” (as that term is defined in Section 280G of the Code) less any amount which constitutes a “parachute payment” (as defined in Section 280G). The Company will also continue the executive officer’s coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Policy described above if the executive officer’s termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive’s termination of employment), then such termination will automatically be deemed to be an “approved retirement” under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Code.

Change in Control

For purposes of the termination agreements and as used elsewhere in this proxy statement, a “change in control” is generally deemed to occur if: (i) any “person” (as defined in the Securities Exchange Act of 1934, as amended) other than the Company or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Pension Benefits

The table below illustrates the estimated combined annual benefits payable upon retirement at age 62 under the Company’s qualified retirement plan and supplemental EBRP in the specified compensation and years of service classifications. The benefits are computed as single life annuity amounts. Participants may also elect to receive a lump-sum payment.

Years of Service

Five Year
Average
Compensation	5	10	15	20	25

$600,000	$173,100	$226,200	$279,300	$332,400	$360,000
$800,000	230,800	301,600	372,400	443,200	480,000
$1,000,000	288,500	377,000	465,500	554,000	600,000
$1,200,000	346,200	452,400	558,600	664,800	720,000
$1,400,000	403,900	527,800	651,700	775,600	840,000
$1,600,000	461,600	603,200	744,800	886,400	960,000
$1,800,000	519,300	678,600	837,900	997,200	1,080,000
$2,000,000	577,000	754,000	931,000	1,108,000	1,200,000

The benefit under the EBRP is a percentage of final average pay based on years of service or as determined by the Board of Directors. The plan has a five-year service requirement for entitlement to a vested benefit. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Company’s qualified retirement plan and the annuitized value of the Retirement Share Plan allocations of common stock made to the PSIP assuming 12% growth in the value of the stock. Mr. Hammergren will receive benefits from the EBRP based on 60% of final pay and not reduced by any early retirement reduction (see “Employment Agreements”).

The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table plus any annual bonus amounts foregone to purchase grants of Bonus Options.

The estimated years of service for purposes of the EBRP at March 31, 2003 for the Named Executive Officers are as follows: Mr. Hammergren, 7; Mr. Graber, 3; Mr. Julian, 7; Mr. King, 4; and Mr. Meyerson, 24. As noted above, Mr. King plans to retire from the Company effective March 31, 2004 and Mr. Graber plans to retire from the Company effective April 30, 2004.

Certain Relationships and Related Transactions

The Company and its subsidiaries have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s non-employee directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to the businesses of such other companies or the interests of the directors involved. The Company anticipates that similar transactions will occur in fiscal year 2004. In addition, Mr. Hammergren’s brother-in-law is a manager in the Company’s Pharmaceutical Solutions segment and received $86,651 in salary and bonus during FY 2003. Mr. King’s son is a sales manager for the Company’s Information Solutions segment and received $103,584 in salary and bonus during FY 2003. The Company believes that these various relationships and transactions were on terms that were reasonable and in the best interests of the Company.

Certain Legal Proceedings

Since the Company’s announcements in April, May and July of 1999 (the “Company’s Announcements”) that certain software sales transactions in its Information Technology Business unit, formerly HBO & Company and now known as McKesson Information Solutions Inc. (“HBOC”), were improperly recorded as revenue and reversed, as of April 29, 2003, ninety-one lawsuits have been filed against the Company, HBOC, certain of the Company’s or HBOC’s current or former officers or directors, and other defendants, including Arthur Andersen LLP and Bear Stearns & Co. Inc. Current directors of McKesson are named as defendants in certain of the actions as described below. A more detailed description of the litigation arising out of accounting issues at HBOC may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

Sixty-seven of these actions have been filed in Federal Court (the “Federal Actions”). All of the Federal Actions that have not been dismissed are pending before the Honorable Ronald M. Whyte of the United States District Court for the Northern District of California. On November 2, 1999, Judge Whyte issued an order consolidating fifty-three of these actions under the caption In re McKesson HBOC, Inc. Securities Litigation, (Case No. C-99-20743 RMW) (the “Consolidated Action”).

On February 15, 2002, the court-appointed lead plaintiff (“Lead Plaintiff”) filed the operative complaint in the Consolidated Action, the Third Amended and Consolidated Class Action Complaint (the “TAC”). The TAC purports to state claims against the Company and HBOC under Sections 10(b) and 14(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) in connection with the events leading to the Company’s Announcements, and names the Company, HBOC, certain of the Company’s or HBOC’s current or former officers or directors, Arthur Andersen and Bear Stearns as defendants. Claims against current directors of McKesson have been dismissed with prejudice, and no current directors of McKesson remain as defendants in the case. The Company and HBOC filed answers to the TAC on March 7, 2003, denying that the Company or HBOC had violated Section 10(b) or Section 14(a) or that they had any liability to the alleged plaintiff class. No trial date has been set in the Consolidated Action.

By order dated February 7, 2000, Judge Whyte coordinated a class action alleging claims under the Employee Retirement Income Security Act (commonly known as “ERISA”), Chang v. McKesson HBOC, Inc. et al., (Case No. C-00-20030 RMW filed on November 24, 1999) and a shareholder derivative action that had been filed in the Northern District under the caption Cohen v. McCall et. al., (Case No. C-99-20916 RMW filed on June 17, 1999) with the Consolidated Action. On February 7, 2002, Adams v. McKesson Information Solutions, Inc. et al., No. C-02-0685 JCS, a class action alleging claims under ERISA, was filed in the Northern District of California. The Adams ERISA class action has been consolidated with the Chang ERISA class action under the caption In re McKesson HBOC, Inc. ERISA Litigation (Case No. C 00-20030 RMW). All three of these actions name certain of the Company’s current and former officers and directors.

Four other cases are pending in federal court naming certain of McKesson’s officers and directors, generally alleging misconduct by the Company or HBOC in connection with the events leading to the Company’s need to restate HBOC’s financial statements: Pacha, et al., v. McKesson HBOC, Inc., et al., (No. C01-20713 PVT), filed on July 27, 2001: Hess v. McKesson HBOC, Inc. et al., Case No. C-20003862), which was originally filed in Arizona state court, was removed to federal court and transferred to the Northern District of California; Baker v. McKesson HBOC, Inc. et al., (Case No. CV-00-0188) filed in the US. District Court for the Western District of Louisiana and Baker v. McKesson HBOC, Inc. et al., (Case No CV-00-0522) filed in Louisiana state court and removed to the U.S. District Court for the Western District of

Louisiana. Both Baker cases have been transferred to the Northern District of California and consolidated with the Consolidated Action.

The remaining Federal Actions, naming the Company, HBOC or certain of the Company’s or HBOC’s former officers or directors, have either been consolidated with the Consolidated Action for pre-trial purposes, are stayed or have been dismissed.

Twenty-four actions have also been filed in various state courts in California, Colorado, Delaware, Georgia, Louisiana and Pennsylvania (the “State Actions”). The State Actions, like the Consolidated Action, generally allege misconduct by the Company or HBOC in connection with the events leading to the Company’s need to restate HBOC’s financial statements. Of those, two cases, both shareholder derivative actions, assert claims against the directors: Ash, et al. v. McCall, et al., (Case No. 17132), filed in the Delaware Chancery Court on April 30, 1999 and Mitchell v. McCall et al., (Case. No. 304415), filed in California Superior Court, City and County of San Francisco on June 23, 1999. The Company is a nominal defendant in each of these actions.

None of the Federal or State Actions name Mr. Hammergren, Ms. Knowles, Mr. Matschullat or Mr. Syron as a defendant.

Indebtedness of Executive Officers

Under the 1999 Executive Stock Purchase Plan (the “1999 ESPP”), full recourse unsecured loans for the purchase of Company common stock, having a term of five years and bearing interest at the rate of 4.7% per annum, were made on February 5, 1999 (the “Purchase Date”) to certain executive officers, including Mr. Hammergren and Mr. Meyerson. Pursuant to the 1999 ESPP, Messrs. Hammergren and Meyerson purchased 100,000 and 30,000 shares, respectively, at a purchase price of $63.8125 per share, which was the fair market value of the common stock on the Purchase Date. In addition, under the Company’s Stock Purchase Plan (the “SPP”) full recourse loans, having a term of five years were made on the Purchase Date to Messrs. Julian and King as well as other key executives not named in the Summary Compensation Table. Such loans were for the purchase of common stock at the fair market value on the Purchase Date and are secured by a pledge of the shares purchased under the SPP. In 1997 loans to certain executive officers, including Mr. Hammergren were made under the SPP to purchase common stock at the fair market value on the dates of purchase, bearing interest at 7.1% per annum. The terms of the 1997 loans were extended in early 2002 until July 2003, to then current officers, at an interest rate of 2.72%. As reflected in the table below, Mr. Hammergren recently repaid his two stock purchase loans under the SPP. All shares purchased by the current executive officers under the 1999 ESPP and the SPP are included in the Security Ownership of Directors and Executive Officers table on page 10.

The table below shows, as to each executive officer who was indebted to the Company in an amount exceeding $60,000 at any time during the period April 1, 2002 through March 31, 2003, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at June 6, 2003. For each individual listed in the table below, unless additional loans are described later in this paragraph, the indebtedness shown resulted from loans previously outstanding or those made on the Purchase Date under the 1999 ESPP or under the SPP. The indebtedness shown for Messrs. Hammergren, Graber and Kirincic includes the balance owed on a secured housing loan in the original principal amount of $500,000 each. The indebtedness shown for Mr. Julian also includes the balance owed on secured housing loans in the aggregate amount of $1,250,000. These housing loans are without interest unless and until the individuals fail to pay any amount under the loans when due and thereafter at a market rate. See footnote 2 to the Summary Compensation Table on page 15 for further information regarding the housing loans made to Messrs. Hammergren, Julian and Graber.

	Largest
	Aggregate	Amount of
	Amount of	Indebtedness
Executive Officer	Indebtedness	at June 6, 2003

John H. Hammergren	$10,054,269	$8,182,538
William R. Graber	500,000	500,000
Paul C. Julian	3,012,144	3,027,825
Graham O. King	943,426	950,739
Paul E. Kirincic	500,000	500,000
Ivan D. Meyerson	2,283,139	2,300,921

Audit Committee Report

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter, which has recently been revised and adopted by the Company’s Board of Directors and is annexed as Attachment B to the Proxy Statement. The Audit Committee is composed exclusively of directors who are independent under the New York Stock Exchange listing standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and are not experts in either of those fields or in auditor independence and they necessarily rely on the work and assurances of the Company’s management and the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended March 31, 2003 (the “Audited Financial Statements”) with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with that firm its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by Deloitte &Touche LLP to the Company is compatible with maintaining the independence of the firm from the Company. The Audit Committee has also discussed with management of the Company and Deloitte &Touche LLP such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the period ended March 31, 2003 for filing with the SEC. The Audit Committee has also recommended to the Board, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004, and the Board concurred in its recommendation. Mr. Matschullat only recently joined the Committee and thus did not participate in the Committees’ activities during the fiscal year ended March 31, 2003.

Audit Committee of the Board

Jane E. Shaw, Chairman
Marie L. Knowles
James V. Napier
Carl E. Reichardt

Item 2.	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditors for 2004

The Audit Committee of the Board has recommended, and the Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2004. D&T has acted as the Company’s independent auditors for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act in the capacity of independent auditors.

Representatives of D&T are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2003 and 2002, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting. Fees paid for those years were as follows:

	2003	2002

Audit Fees	$3,734,891	$2,647,838
Audit-Related Fees	1,301,025	815,430

Total Audit and Audit-Related Fees	5,035,916	3,463,268
Tax Fees	1,350,000	2,318,949
All Other Fees	4,939,149	589,586

Total Fees:	$11,325,065	$6,371,803

Audit Fees. This category includes the audit of the Company’s consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, SEC registration statements and comfort letters.

Audit Related Fees. The services for fees under this category include other accounting advice, employee benefit plan audits, due diligence related to acquisitions, internal control evaluation and assessment and Sarbanes-Oxley section 404 assistance.

Tax Fees. These fees relate to the preparation and review of tax returns, tax planning and tax advisory services.

All Other Fees. Fees included in this category in FY 2002 and FY 2003 pertain to consulting fees for business and operational process improvements paid to Deloitte Consulting. In accordance with the policy adopted by the Audit Committee in January 2002, the engagement of Deloitte Consulting for these services was reviewed and approved by the Audit Committee prior to the work being commenced. The FY 2003 fees were for two projects within the Company’s

Pharmaceutical Solutions segment that were key components of a comprehensive plan to upgrade operational processes and enhance cost improvement opportunities. Both Management and the Audit Committee considered other alternatives for these engagements, but determined at that time both that Deloitte Consulting was best-positioned to deliver the most efficient and comprehensive solution to the Company, and that the assignment did not impair the objectivity of D&T.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to Applicable Rules, and as set forth in the terms of its revised Charter, beginning in the current year, the Audit Committee will have sole responsibility for appointing, setting compensation for, and overseeing the work of the independent auditor. As required, the Audit Committee has recently broadened its existing pre-approval policy to require pre-approval of all audit and permissible non-audit services, including audit-related and tax services to be provided by the independent auditor. Pursuant to that policy, the Audit Committee has approved, for the fiscal year ending March 31, 2004, an aggregate of services, including audit, audit-related and tax services, expected to be rendered during the year, together with specified amounts of approved fees to be incurred for those services.

Item 3.	Stockholder Proposal Regarding Severance Payments

The Company has received the following stockholder proposal from the International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which owns 80 shares of the Company’s common stock:

Resolved: Shareholders of McKesson Corporation (“McKesson” or the “Company”) urge the Board of Directors to seek shareholders’ approval for future severance agreements with senior executives that provide benefits in amounts exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance Pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

Supporting Statement: In September of 2001, the SEC filed securities fraud charges against six former McKesson’s executives, alleging “that each of the senior managers played integral roles in a scheme to “cook the books” of the company“1, during the company’s planned merger with the HBO Company. As a result, “the company’s market value diminished by more than $9 billion.“2 Even after being a direct actor in one of the worst securities fraud cases in U.S. history, McKesson HBOC paid former CEO Mark Pulido $1.9 million and guaranteed him that salary through the year 2004. Pulido even received an $853,000 bonus in 2000 after his employment was terminated. Such excessive compensation and severance pay is a perversion of the sound corporate practice of paying for performance.

The lack of an employment agreement for corporate executives means there is no ceiling to which the Board may agree to pay if it terminates Mr. Hammergren, current Chairman of the Board and CEO of the Company. Without shareholder control over severance packages,

[1]	SEC Litigation Release No. 17189, October 15, 2001.

[2]	Id.

McKesson will continue to fall into a practice that subverts the idea of pay for performance. We believe that requiring shareholders’ approval of any agreement — whether entered into prior or at the time of termination — may have the effect of insulating the Board from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain shareholders’ approval, the Company would have the option, if it implemented the proposal, of seeking approval after the material terms of the agreement were agreed upon.

Two other companies have decided to adopt similar resolutions; Norfolk-Southern and Bank of America. Therefore, in the spirit of providing the shareholders with the true financial transparency that they require, especially in light of recent corporate debacles at Enron, Tyco, and WorldCom, McKesson should serve as a model of corporate accountability to other listed corporations.

For these reasons, we urge shareholders to vote FOR this proposal.

Your Board’s Recommendation AGAINST the Proposal Regarding Severance Payments

The Board has considered this proposal and believes that its adoption would not be in the best interests of the Company or its stockholders.

Although the proposal may be well-intentioned and may have some appeal on the surface, we believe that it denies the Board the flexibility it requires to address compensation issues in the competitive world in which the Company operates. We also believe this proposal would have the Board compete for executive talent subject to artificial constraints and that the proposal would ultimately hamper the Company’s ability to attract, retain and compensate key executives. The Board’s Compensation Committee, which sets executive compensation, is composed solely of independent directors. The Committee also retains independent consultants who provide current information on competitive executive compensation packages and advise on structuring compensation and incentive programs to drive performance and shareholder value. As a result, the Board believes the Company’s executive compensation programs are appropriately designed to attract and retain highly qualified executives, and to motivate them to maximize shareholder returns.

We believe that the Board needs to have comprehensive authority to design compensation packages, including severance arrangements when appropriate, to compete for the best executive talent; and that the Board should retain the necessary capability to balance the various objectives of the Company’s executive compensation programs.

We also believe it is in the best interests of the Company and its stockholders to avoid placing arbitrary ceilings or restrictions on the kind and amount of severance payments the Company may offer, or to require stockholder approval of the terms of each severance agreement. Requiring prior stockholder approval of executive employment packages that include a severance agreement would make it very difficult to attract new executives and to provide competitive employment packages in a timely manner. Obtaining stockholder approval after the material terms are agreed upon, as suggested by the proponent, is simply impractical and would require the Company to incur significant time and expense to convene a special stockholders’ meeting. Furthermore, the premature public disclosure of confidential employment negotiations could have a negative impact on the Company’s executive recruiting.

We further believe that the Board needs to be free to exercise its business judgment in developing appropriate separation arrangements in light of all relevant circumstances including the individual’s term of employment, past accomplishments, and reasons for separation from the Company. The Board does not believe it is in the stockholders’ best interests that it be constrained by rigid or mechanical limitations, such as those reflected in the proposal.

For the reasons set out above, we recommend a vote AGAINST this proposal.

Additional Corporate Governance Matters

10-K Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. During FY 2003 Mr. Kirincic inadvertently filed a late Form 4 reporting a purchase of the Company’s stock. Based on the Company’s review of the reporting forms received by it, the Company believes that all such other filing requirements were satisfied for FY 2003.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $10,000 plus out-of-pocket expenses. A few officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

Stockholder Proposals for the 2004 Annual Meeting

To be eligible for inclusion in the Company’s 2004 Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, San Francisco, CA 94104, and must be received no later than February 17, 2004. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be sent to the Secretary of the Company at the address set forth above and must be received no later than May 1, 2004. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, not later than May 1, 2004 and not earlier than April 1, 2004.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

-s- IVAN D. MEYERSON

Ivan D. Meyerson
Senior Vice President, General Counsel and Secretary

June 16, 2003

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104.

ATTACHMENT A

CORPORATE GOVERNANCE GUIDELINES

McKESSON CORPORATION

As Adopted by the Board on May 28, 2003

The following Corporate Governance Guidelines (“Guidelines”) have been adopted by the Board of Directors (the “Board”) of McKesson Corporation (the “Company”) to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, and provide the framework for the governance of the Company. These Guidelines are subject to modification from time to time by the Board.

I. The Board

Role of Directors

The business and affairs of the Company shall be conducted under the direction and oversight of the Board. The members of the Board are elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Directors are expected to spend the time and effort necessary to properly discharge their responsibilities.

The Board’s Goals

The Board’s goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations who depend on the Company.

To achieve these goals the Board will monitor both the performance of the Company (in relation to its financial objectives, major goals, strategies and competitors) and the performance of the Chief Executive Officer (“CEO”), and offer him or her constructive advice and feedback. The Board is also responsible for assuring that the Company’s management and employees operate in a legal and ethically responsible manner. The Board will participate in the selection, evaluation and, where appropriate or necessary, replacement of the CEO and provide input to the CEO with respect to the selection and evaluation of the Company’s principal senior executives.

Board Membership Criteria/ Qualifications

In evaluating candidates, the Committee on Directors and Corporate Governance (the “Governance Committee”) seeks highly qualified individuals with integrity and character, from diverse backgrounds and of proven judgment and competence that are outstanding in their chosen fields. It also considers such factors as education, experience, geographic location, anticipated participation in the Board activities and special talents or personal attributes.

The Governance Committee shall be responsible for assessing the appropriate balance of criteria required of Board members.

Selection of New Directors

The Board shall be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its Board membership recommendations, the Committee shall also consider advice and recommendations from others as it deems appropriate.

Size of the Board

The Company’s By-laws currently provide that the Board shall have 10 directors. The Governance Committee periodically reviews the size of the Board, which could be increased or decreased if determined to be appropriate by the Board. For example, it may be desirable to increase the size of the Board in order to accommodate the availability of an outstanding candidate for director.

Other Public Company Directorships

The Company does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, when evaluating candidates, the Governance Committee considers the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member.

Directors Who Change Their Present Job Responsibility

The Board does not believe that non-employee directors who retire or materially change the position they held when they became a member of the Board should necessarily leave the Board. However, promptly following such event, the director must notify the Chairman of the Governance Committee, and volunteer to resign from the Board. The Governance Committee will review the continued appropriateness of the affected director remaining on the Board under the circumstances. The affected director is expected to act in accordance with the Committee’s recommendation following such review.

Selection of the Chairman of the Board

The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time.

Independence of the Board

The Board shall be comprised of a substantial majority of directors who, in the business judgment of the Board, qualify as independent directors (“Independent Directors”) under the listing standards of the New York Stock Exchange. The Board shall review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors. The Board may adopt and disclose categorical standards to assist it in determining director independence.

Retirement Age

It is the general policy of the Company that no director having attained the age of 72 years shall be nominated for re-election or reappointment to the Board. However, the Board may determine to waive this policy in individual cases.

Director Tenures

In connection with each director nomination recommendation, the Governance Committee shall consider the issue of continuing director tenure and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. An individual director’s renomination is dependent upon the Governance Committee’s assessment and determination of the director’s contribution to the Board.

Board Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage increased ownership of the Company’s stock. Directors are required to defer at least half of their annual retainers in the form of restricted stock units or nonqualified stock options. Directors may also elect to defer the balance of their annual retainers in the form of restricted stock units or nonqualified stock options and may also elect to defer their meeting fees into either restricted stock units or the Company’s deferred compensation plan. The Governance Committee will annually review the level and form of the Company’s director compensation and, if it deems appropriate, recommend to the Board changes in director compensation.

Director’s fees (including any additional amounts paid to chairs of committees and to members of committees of the Board) are the only compensation a member of the Audit Committee may receive from the Company; provided, however, that a member of the Audit Committee may also receive pension or other forms of deferred compensation from the Company for prior service so long as such compensation is not contingent in any way on continued service.

A director who is also an officer of the Company shall not receive additional compensation for such service as a director.

Board Access to Management

Board members shall have access to the Company’s management and, as appropriate, to the Company’s outside advisors. Board members shall coordinate such access through the CEO and Board members will use judgment to assure that this access is not distracting to the business operations of the Company.

Board Interaction with Institutional Investors, Analysts, Press and Customers

The Board believes that management generally should speak for the Company. It is suggested that each director shall refer all inquiries from institutional investors, analysts, the press or customers to the Chief Executive Officer or his or her designee.

Board Orientation and Continuing Education

The Company shall provide new directors with a director orientation program to familiarize such directors with, among other things, the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines, principle officers, internal auditor(s) and independent auditors. The Company will make appropriate opportunities for continuing education available to directors to enable them to maintain the necessary level of expertise to perform their responsibilities as Directors.

Self-Evaluation by the Board

The Governance Committee will prepare and review with the Board an annual performance evaluation of the Board, as well as the annual performance evaluation of each committee of the Board. The assessment should include a review of any areas in which the Board or management believes the Board can make a better contribution to the Company as well as compare the Board or committee’s performance against previously adopted objectives.

II. Committee Matters

Board Committees: Composition and Rotation Guidelines

The Company currently has four standing committees: Audit, Compensation, Finance and the Governance Committee. The purpose and responsibilities for each of these committees shall be delineated in committee charters approved and adopted by the Board. The Board may want, from time to time, to form a new committee, to re-allocate responsibilities of one committee to another committee or to disband a current committee depending on circumstances. In addition, the Board may determine to form ad hoc committees from time to time, and determine the composition and areas of competence of such committees.

Each of the Audit Committee, the Governance Committee and the Compensation Committee shall be composed entirely of Independent Directors satisfying applicable legal, regulatory and stock exchange requirements necessary for an assignment to any such committee. All other standing Board committees formed by the Board shall be chaired by Independent Directors, except where the Board, pursuant to the recommendation of the Governance Committee, determines otherwise.

The Governance Committee recommends the assignment of Board members to serve on or chair Board committees. In general, it is the Board’s view that on a regular three-year basis:

1.	Committee Chairs change;

2.	The new Chair would be selected from the members already serving on that Committee;

3.	The prior Chair would rotate off that Committee.

Board judgment and individual Board member preferences will be the final guidelines in the Governance Committee’s annual review of Board committee structure.

Committee assignments for directors will include no more than three standing committees at any one time.

Selection of Agenda Items for Board Meetings

In preparation for meetings of the Board, the Chairman, with support from the Corporate Secretary, shall prepare and disseminate to directors on a timely basis a meeting agenda together with briefing materials regarding matters to be included on the meeting agenda, as well as minutes from prior meetings. Each Board member shall be free to suggest inclusion of items on the agenda as well as free to raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

Separate Sessions of Independent Directors

The Independent Directors of the Company shall meet in executive session without management on a regularly scheduled basis. An Independent Director designated by the other directors on the Board (the “Presiding Director”) shall preside at such executive sessions. The individual who serves as the Presiding Director at these executive sessions shall rotate annually among the chairs of the committees of the Board.

Any interested parties desiring to communicate with a Presiding Director regarding the Company may directly contact such directors by addressing the desired communication to the presidingdirector@mckesson.com or to the Presiding Director in care of the Office of the Corporate Secretary at the Company’s headquarters.

Meetings

The Board has 5 regularly scheduled meetings per year. Directors are expected to regularly attend meetings of the Board and committees on which they sit, and to review prior to meetings material distributed in advance for such meetings. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with management on matters affecting the Company.

The Board encourages the Chief Executive Officer to bring members of management from time to time into Board meetings to (i) provide management insight into items being discussed by the Board because of management involvement in these areas; (ii) make presentations to the Board; and (iii) bring managers with significant potential into contact with the Board. Attendance of such management personnel at Board meetings is at the discretion of the Board.

Information and materials that are important to the Board’s understanding of the agenda items and other topics to be considered at a Board meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. Sensitive matters may be discussed at the meeting without written materials being distributed in advance or at the meeting. Similarly, matters may be discussed at a meeting called on short notice or in the event of a pressing need without written material being made available.

III. Leadership Development

Selection of the Chief Executive Officer

The Board shall be responsible for identifying potential candidates for, and selecting, the Company’s CEO. In identifying potential candidates for, and selecting, the Company’s CEO, the Board shall consider, among other things, a candidate’s experience, understanding of the Company’s business environment, leadership qualities, knowledge, skills, expertise, integrity, and reputation in the business community.

Evaluation of Chief Executive Officer

The CEO develops and provides to the Compensation Committee an annual self-evaluation against previously established goals and objectives. The CEO reviews his or her performance with the Committee in connection with that Committee’s annual review and setting of CEO compensation.

Succession Planning; Management Development

The Board shall approve and maintain a succession plan for the CEO and other executive officers. To assist the Board with succession planning, the CEO shall prepare and review with the Board an annual report on succession planning for all senior officers of the Company with an assessment of senior managers including their potential to assume greater responsibilities within the organization.

The Board shall determine that a satisfactory system is in effect for education, development, and orderly succession of senior and managers throughout the Company.

IV. Other

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

ATTACHMENT B

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF McKESSON CORPORATION

As Adopted by the Board on May 28, 2003

I. Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring:

1. The integrity of the financial statements of the Company.

2. The independent auditors’ qualifications, independence and performance.

3. The performance of the Company’s internal audit function.

4. The compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II. Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission (taken together, the “Applicable Rules”). The Company shall disclose as required by the Commission whether at least one member of the Audit Committee is an “audit committee financial expert” as defined by the Commission. The simultaneous service on the audit committees of more than two other public companies requires a Board determination that such simultaneous service does not impair the ability of such member to serve effectively on the Company’s Audit Committee.

The members of the Audit Committee shall be appointed, or may be replaced by the Board on the recommendation of the Committee on Directors and Corporate Governance.

III. Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the independent auditors in separate executive sessions, and also in executive session with only the Committee members. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV. Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which should be approved by the Audit Committee prior to the completion of the audit. In connection with such approvals, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at a subsequent meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually conduct a self-assessment and report the results to the Board.

The Audit Committee, to the extent it deems necessary or appropriate or as required by the Applicable Rules, shall:

      As to Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditors the annual audited financial statements, and disclosures made in management’s discussion and analysis (“MD&A”), and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in the MD&A, prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

3. Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

4. Discuss quarterly reports from the independent auditors on the following:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

(c) Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and the type and presentation of information to be presented in earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) rather than specifically as to individual press releases, analysts and rating agencies.

6. Discuss with management and the independent auditors the effect of applicable regulations and accounting profession initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Engage in ongoing discussions with management about the Company’s major financial risk exposures and the process and system which management employs to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, including any significant accounting adjustments that were noted or proposed by the independent auditors but were rejected by management.

9. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

As to Oversight of the Company’s Relationship with the Independent Auditors

10. Review and evaluate the lead partner of the independent auditors’ team.

11. Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditors and the Company.

12. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of any permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and internal auditors. Present conclusions with respect to the independent auditors to the Board.

13. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14. Establish policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

15. Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit; including the type and scope of services to be provided by the independent auditors.

As to Oversight of the Company’s Internal Audit Function

16. Review the appointment, performance and replacement, as necessary, of the senior internal auditing executive.

17. Review the significant issues raised in reports to management prepared by the internal auditing department and management’s responses.

18. Review at least annually the internal audit department and its mission, responsibilities, independence, procedures, budget and staffing and any recommended changes in the planned scope of the internal audit.

As to Compliance Oversight Responsibilities

19. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated. Section 10A(b) relates to illegal acts that have come to the attention of the independent auditors during the course of the audit.

20. As required by applicable law, review at least annually the report prepared by management, and attested to by the independent auditors, assessing the effectiveness of the Company’s internal control structure and procedures for financial reporting and stating management’s responsibility to establish and maintain such structure and procedures, prior to its inclusion in the Company’s annual report.

21. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23. Discuss with the Company’s General Counsel (a) legal matters that may have a material impact on the Company’s financial statements and, (b) the effectiveness of the Company’s compliance program in detecting and preventing violations of law and the Company’s Code of Business Conduct and Ethics.

V. Limitation of Audit Committee’s Role

While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the financial statements.

ATTACHMENT C

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF McKESSON CORPORATION

As Adopted by the Board on May 28, 2003

I. Purpose and Authority

The Compensation Committee (the “Committee”) of the Board of Directors of McKesson Corporation (the “Company”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s executive officers, to administer the Company’s equity incentive plans for employees, and to produce an annual report on executive compensation for use in the Company’s proxy statement. This Charter sets forth the authority and responsibility of the Committee for approving and evaluating executive officer compensation arrangements, plans, policies and programs of the Company, and for administering the Company’s equity incentive plans for employees whether adopted prior to or after the date of adoption of this charter (the “Stock Plans”).

II. Membership

The Committee will consist of three or more members, with the exact number being determined by the Board. Each of the members of the Committee will be (i) an “independent director” as defined under the rules of the New York Stock Exchange, as they may be amended from time to time (the “Rules”), except as may otherwise be permitted by such Rules, (ii) a “Non-Employee Director,” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) an “outside director” under Regulation Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. All members of the Committee will be appointed by, and shall serve at the discretion of, the Board.

The Board will select members of the Committee who will be approved by a majority vote of the Board. Committee members will serve during their respective term as a director, subject to earlier removal by a majority vote of the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the Committee membership.

III. Duties and Responsibilities

The principal processes of the Committee in carrying out its oversight responsibilities are set forth below. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1. The Committee will have the sole authority to determine the form and amount of compensation to be paid or awarded to the Chief Executive Officer (“CEO”) and other executive officers of the Company.

2. The Committee will have the sole authority and right, as and when it shall determine to be necessary or appropriate to the functions of the Committee, at the expense of the Company and not at the expense of the members of the Committee, to retain and terminate compensation consultants, legal counsel and other advisors of its choosing to assist the Committee in connection with its functions. The Committee shall have the sole authority to approve the fees and other retention terms of such advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisors employed by the Committee pursuant to this charter.

3. The Committee will annually review and approve the corporate goals and objectives relevant to CEO compensation and evaluate the CEO performance in light of these goals and objectives. Based on this evaluation, the Committee will make and annually review decisions respecting (i) salary paid to the CEO, (ii) the grant of all cash-based bonuses and equity compensation to the CEO, (iii) the entering into or amendment or extension of any employment contract or similar arrangement with the CEO, (iv) any CEO severance or change in control arrangement, and (v) any other CEO compensation matters as from time to time directed by the Board. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider among other things, the Company’s performance and relative shareholder return and relative shareholder return, using measures it considers appropriate in its sole discretion. The Committee may also consider the value of similar incentive awards to chief executive officers at companies that the Committee determines comparable based on factors it selects and the incentive awards given to the Company’s CEO in prior years.

4. The Committee will annually review and approve the corporate goals and objectives relevant to executive officers’ compensation. In light of these goals and objectives, the Committee will make and annually review decisions respecting (i) salary paid to the executive officers, (ii) the grant of cash-based bonuses and equity compensation provided to the executive officers, (iii) the entering into or amendment or extension of any employment contract or similar arrangement with the executive officers, (iv) executive officers’ severance or change in control arrangement, and (v) any other executive officer compensation matters as from time to time directed by the Board. In determining the long-term incentive component of the executive officer’s compensation, the Committee will consider the same factors pertaining to such compensation that it considers for that element of the CEO’s compensation.

5. The Committee will periodically review and make recommendations to the Board with respect to adoption and approval of, or amendments to, all equity-based incentive compensation plans and arrangements for employees, and the shares and amounts reserved thereunder after taking into consideration the Company’s strategy of long-term and equity-based compensation. The Committee will also periodically review and make recommendations to the Board with respect to adoption and approval of, and amendments to, all cash based incentive plans for senior executives officers.

6. The Committee will: (i) approve grants of stock, stock options or stock purchase rights to employees eligible for such grants (including grants in compliance with Rule 16b-3 promulgated under the Exchange Act to individuals who are subject to Section 16 of the Exchange Act); (ii) interpret the Stock Plans and agreements thereunder; and (iii) determine acceptable forms of consideration for stock acquired pursuant to the Stock Plans. Pursuant to §157 of the Delaware General Corporation Law, the Committee may delegate to the Company’s CEO the authority to grant options to employees of the Company or of any subsidiary of the Company who are not directors or executive officers, provided that such grants are within the limits established by §157 and by resolution of the Board of Directors.

7. The Committee will periodically review the Company’s policies and procedures with respect to employee loans to executive officers and directors, and will not approve any arrangement in which the Company, directly or indirectly, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to or for any such director or executive officer (or equivalent thereof) of the Company. The Committee will assist the Board and management of the Company in complying with this prohibition.

8. The Committee will exercise the powers of the Directors and perform such duties and responsibilities as may be assigned to a “committee”, this Committee or the Board under the terms of any incentive-compensation, equity-based, deferred compensation, or other plan in the Company’s Executive Benefit Program.

9. The Committee will prepare an annual report on executive compensation to the Company’s stockholders for inclusion in the proxy statement for the Company’s annual meeting in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

10. The Committee will make regular reports to the Board.

11. The Committee will review this Charter annually and recommend to the Board any changes it determines are appropriate.

12. The Committee will at least annually review its performance and submit a report on its performance to the Board.

13. The Committee will have the sole authority and right, as and when it shall determine to be necessary or appropriate to the functions of the Committee, at the expense of the Company, to retain and terminate compensation consultants, legal counsel and other advisors of its choosing to assist the Committee in connection with its functions. The Committee shall have the sole authority to approve the fees and other retention terms of such advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisors employed by the Committee pursuant to this charter.

14. The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any exchange or market on which the Company’s capital stock is traded, and perform other activities that are consistent with this charter, the Company’s certificate of incorporation and bylaws, and governing laws, as the Committee or the Board deems necessary or appropriate.

IV. Meetings

Meetings of the Committee will be held from time to time, in response to the needs of the Board or as otherwise determined by the Chairman of such Committee, and the Committee shall provide reports to the Board. In lieu of a meeting, the Committee may also act by unanimous written consent resolution.

V. Minutes

The Committee will maintain written minutes of its meetings, and will file such minutes with the books and records of the Company.

ATTACHMENT D

CHARTER OF THE

COMMITTEE ON DIRECTORS AND CORPORATE GOVERNANCE

OF THE BOARD OF DIRECTORS OF McKESSON CORPORATION

As Adopted by the Board On May 28, 2003

I. Purpose of the Committee

The purposes of the Committee on Directors and Corporate Governance (the “Committee”) of the Board of Directors (the “Board”) of McKesson Corporation (the “Company”) shall be to recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; to advise the Board with respect to the Board composition, compensation, procedures and committees; to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and to oversee the evaluation of the Board. The Committee shall report to the Board on a regular basis and not less than once per year.

II. Composition of the Committee

The Committee shall be comprised of three or more directors each of whom has been determined, in the business judgment of the Board, to qualify as an independent director (“Independent Directors”) under (a) the rules of the New York Stock Exchange (the “NYSE Rules”) and (b) the Company’s Corporate Governance Guidelines.

III. Meetings and Procedures of the Committee

The Committee may fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet at least two times annually or more frequently as circumstances or such rules of procedure as it may adopt require. The Board may designate one member of the Committee as its Chairperson and in the absence of any such designation by the Board, the Committee shall designate by majority vote of the full Committee one member of the Committee as its Chairperson.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a summary description of actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV. Committee Responsibilities

Board Candidates and Nominees

The Committee shall have the following goals and responsibilities with respect to Board candidates and nominees:

(a) To recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Company, which recommendations shall be consistent with the Board’s criteria for selecting new directors. Such criteria shall include the possession of such knowledge, experience, skills, expertise and diversity as may enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, as may enhance the ability of committees of the Board to fulfill their duties. The Committee shall also take into account, as applicable, the satisfaction of any independence requirements imposed by law, regulation, the NYSE Rules, and the Company’s Corporate Governance Guidelines. Any new candidate proposed by the Committee for election to the Board shall be discussed with and receive concurrence from the Board prior to the Chairman of the Board extending a formal invitation to the candidate to join the Board.

(b) To establish procedures for evaluating the suitability of potential director nominees proposed by the Directors, management or shareholders.

(c) To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.

Board Composition and Compensation

The Committee shall have the following goals and responsibilities with respect to the composition and procedures of the Board as a whole:

(a) To review annually with the Board the size and composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board (i) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and (ii) contains at least the minimum number of Independent Directors required by the NYSE Rules or such greater number or percentage of Independent Directors as the Committee may, from time to time, recommend to the Board.

(b) To make recommendations on the frequency and structure of Board meetings.

(c) To review, on an annual basis, the level and form of non-employee Director compensation and recommend to the Board any changes the Committee considers appropriate.

(d) To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Company rule, guideline, procedure or corporate governance principle.

Board Committees

The following shall be the goals and responsibilities of the Committee with respect to the committee structure of the Board:

(a) To make recommendations to the Board, in consultation with the Chairman of the Board, regarding the size, composition and chair of each standing committee of the Board of Directors, including the identification of individuals qualified to serve as members of a standing committee, including the Committee, and to recommend to the Board individual directors to fill any vacancy that might occur on a committee, including the Committee.

(b) To monitor the functioning of the standing committees of the Board and to make recommendations for any changes, including the creation and elimination of any standing or special committees.

(c) To review annually standing committee assignments and the policy with respect to the rotation of standing committee memberships and/or chairpersonships, and to report any recommendations to the Board.

Corporate Governance

The following shall be the goals and responsibilities of the Committee with respect to corporate governance:

(a) To develop and recommend to the Board a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards. At a minimum, the corporate governance principles developed and recommended by the Committee shall address the following:

i. Director qualification standards. The Committee shall establish director qualification standards; and such standards must reflect at a minimum the independence requirements of the NYSE Rules. The Committee shall also develop policies regarding director tenure, retirement and succession, and may consider whether it is in the best interest of the Company to limit the number of corporate boards on which a director may serve.

ii. Director responsibilities.

iii. Director access to management and, as necessary and appropriate, independent advisors.

iv. Director compensation, including principles for determining the form and amount of director compensation, and for reviewing those principles at least annually.

v. Director orientation and continuing education.

vi. Management succession, including policies and principles for the selection and performance review of the chief executive officer, as well as policies regarding succession of the Chief Executive Officer in the event of his or her retirement.

(b) To review periodically, and at least annually, the corporate governance principles adopted by the Board to assure that they are appropriate for the Company, and to recommend any desirable changes therein to the Board. In formulating its recommendations pursuant to this Charter, the Committee shall work closely with the Chairman of the Board of the Company.

Evaluation of the Board

The Committee shall be responsible for overseeing the annual evaluation of the Board as a whole. The Committee shall establish procedures to allow it to exercise this oversight function.

V. Evaluation of the Committee

The Committee shall on an annual basis evaluate its performance, which evaluation should among other things: (i) compare its performance with the requirements of this charter, (ii) evaluate its performance against its goals and objectives for the previous year, and (iii) set forth its goals and objectives for the upcoming year. The evaluation should include a review and assessment of the adequacy of the Committee’s charter. The Committee shall address all matters that it considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for it to complete its work in a thorough and thoughtful manner.

The Committee shall report the results of its evaluation to the Board, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Investigations and Studies; Outside Advisors

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company.

McKESSON CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8614
EDISON, NJ 08818-8614

You can vote by phone or via the Internet anytime prior to July 30, 2003. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

ON LINE DELIVERY OF PROXY MATERIAL

If you vote using the Internet, you may elect to receive proxy materials and the annual report on Form 10-K electronically next year in place of receiving printed materials. You will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to these documents, including the voting form, when they become available. If you used a different method to vote, sign up anytime using your Stockholder Account Number at the Internet website: http://www.econsent.com/mck.

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/mck		1.	Call toll-free from the U.S. or Canada 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to McKesson Corporation, c/o EquiServe, P.O. Box 8614, Edison, New Jersey 08818-9122.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example	4896

This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 & 2.

1.	Election of Directors. (see reverse)
			FOR	WITHHELD
		FOR			WITHHELD
		ALL	☐	☐	FROM ALL
		NOMINEES			NOMINEES

For all nominees except as written above

		FOR	AGAINST	ABSTAIN
2.	Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.

		FOR	AGAINST	ABSTAIN
3.	Stockholder proposal regarding severance payments	☐	☐	☐

Please check the box to the right if you plan to attend the Annual Meeting. ☐

Please cast your vote by telephone or via the Internet as instructed below, or complete, date, sign and mail this proxy promptly in the enclosed business reply envelope.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

ANNUAL MEETING OF STOCKHOLDERS
OF
McKESSON CORPORATION

10:00 a.m.
Wednesday, July 30, 2003
Nob Hill Masonic Center
1111 California St.
San Francisco, CA 94108

Please present this ADMISSION TICKET at the Annual Meeting of Stockholders as verification of your McKesson Corporation share ownership

FOLD AND DETACH HERE

McKESSON CORPORATION

Proxy for Annual Meeting
10:00 A.M., July 30, 2003
Solicited on Behalf of the Board of Directors of the Corporation

The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints John H. Hammergren and Ivan D. Meyerson, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Nob Hill Masonic Center, 1111 California Street, San Francisco, California on July 30, 2003 at 10:00 a.m. and any adjournment thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION FOR THREE-YEAR TERMS EXPIRING IN 2006

(01) Alton F. Irby III,

(02) James V. Napier.

Your shares will not be voted unless you (1) vote by telephone, (2) vote via the Internet, as described on the reverse side, or (3) sign and return this card.